Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Freightos Limited on Form F-4 of our report dated December 29, 2021, with respect to our audit of the financial statements of Gesher I Acquisition Corp. as of September 30, 2021 and for the period February 23, 2021 (inception) through September 30, 2021, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

December 9, 2022